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                                                                    EXHIBIT 10.7


                               August 9, 1996




Mr. Albert J. Costello
W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida  33486-1010

Dear Al:

     This letter specifies certain amendments to your employment agreement with
W. R. Grace & Co., dated May 1, 1995 (the "Employment Agreement"), including those previously authorized by the Board of Directors on the recommendation of its Compensation, Employee Benefits and Stock Incentive Committee.

1. As of the date of this letter, Section 6(e)(i) of the Employment Agreement is amended to read as follows:

     "(e) Certain Definitions. (i) "Change in Control of the Company" means and shall be deemed to have occurred if (i) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company; (ii) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 60 percent of the combined voting power of the corporation resulting from such Transaction; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company. Notwithstanding any other provision of this Agreement, the "NMC Disposition" (as



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defined below) shall not be deemed a "Change in Control of the Company" for purposes of this Agreement.

     "The "NMC Disposition" means a transaction or series of transactions whereby control of the business presently conducted by the Company's National Medical Care, Inc. subsidiary is separated from control of substantially all of the other businesses presently conducted by the Company and its affiliates (the "Non-NMC Businesses"), regardless of the structure of such transaction, and which may include (among other actions by the Company) a distribution by the Company, with respect to each share of its common stock, of one share of a newly formed corporation that directly or indirectly owns or controls the Non-NMC Businesses."

2. As of the effective date (the "Effective Date") of the NMC Disposition, the Employment Agreement will be assigned to, and assumed by, Grace Holding, Inc. (to be renamed W. R. Grace & Co.) ("New Grace"), the Delaware corporation that will constitute the parent company of the Non-NMC Businesses.

3. As of the Effective Date, all references to "Company" in the Employment Agreement shall refer to New Grace and any successor thereto.

4. Except as expressly set forth above, the Employment Agreement shall remain in full force and effect.

     Please confirm your agreement with the foregoing by signing the accompanying copy of this letter and returning it to Bob Lamm.

                                        Very truly yours,

                                        W. R. GRACE & CO.



                                        By_____________________________
                                          Chairman of the Compensation,
                                          Employee Benefits and Stock
                                          Incentive Committee

Agreed to:


______________________
Albert J. Costello



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